Exhibit 99.3

EMulate Therapeutics, Inc.

Charter of the Nominating and Corporate Governance Committee of the Board of Directors

The purpose of the Nominating and Corporate Governance Committee (the “Committee”) of the Board of Directors (the “Board”) of EMulate Therapeutics, Inc. (the “Company”) shall be as set forth in this charter (the “Charter”). The Committee has been delegated authority by the Board to: (1) identify qualified individuals to become Board members; (2) determine the composition of the Board and its committees; (3) monitor the self-assessment practices of the Board and its committees; and (4) develop and implement the Company’s corporate governance guidelines.

Authority and Responsibilities

In furtherance of these purposes, the Committee has the following authority and responsibilities:

1.	To oversee the administration of the Company’s Code of Ethics and related policies.
2.	To lead the search for individuals qualified to become members of the Board and to select director nominees to be presented for election by the shareholders at each annual meeting. The Committee shall select individuals as director nominees who shall have the highest personal and professional integrity, who have demonstrated exceptional ability and judgment and who shall be most effective, in conjunction with the other nominees to the Board, in collectively serving the long-term interests of the shareholders.
3.	To ensure, in cooperation with the Compensation Committee, that no agreements or arrangements are made with directors or relatives of directors for providing professional or consulting services to the Company or an affiliate or an individual officer of the Company or one of their affiliated, without appropriate review and evaluation for conflicts of interest.
4.	To ensure that Board members do not serve on more than three other for-profit public company boards that have a class of securities registered under the Securities Exchange Act of 1934 in addition to the Company’s board. Newly appointed or elected directors shall have a grace period of nine (9) months to gain compliance with this condition.
5.	To review the Board’s committee structure and to recommend to the Board for its approval, directors to serve as members of each committee as well as recommendations for committee chairs. The Committee shall review and recommend committee positions, including chairs of such committees, annually and shall recommend additional committee members to fill vacancies.
6.	To review recommendations received from shareholders for persons to be considered for nomination to the board of directors, and to designate a member of the Committee to receive such communications directly from shareholders, and to publish the name and contact information of such person in the Company’s proxy statement for each of its annual meeting of shareholders.

7.	To monitor compliance with the Company’s corporate governance guidelines. The Committee shall review the guidelines at least annually, and recommend changes as necessary to the Board.
8.	To develop and implement an annual self-evaluation of the Board, both individually and as a Board, and of its committees. The Committee shall oversee the annual self-evaluations, with a focus on the effectiveness of the directors, Board, and committees as representative of the shareholders.
9.	To review and recommend changes to procedures whereby shareholders may communicate with the Board.
10.	To assess the independence of directors annually and report to the Board.
11.	To recommend to the Board for its approval, the leadership structure of the Board, including whether the Board should have an executive or non-executive Chair, whether the roles of Chair and CEO should combine, and whether a Lead Director of the Board should be appointed.

Actions and Recommendations

In carrying out its responsibilities under its charter, the Committee is required to:

(a)	Establish criteria for selection of potential directors, taking into consideration the following desired attributes: leadership, independence; interpersonal skills; financial acumen; business experiences; industry knowledge; diversity of viewpoints, and any other experiences as the Committee deems important to the effectiveness of the Board. The Committee will periodically assess the criteria to ensure it is consistent with the best practices and the goals of the Company.
(b)	Identify individuals who satisfy the criteria for selection to the Board and make recommendations to the Board on new candidates for Board membership.
(c)	Receive and evaluate nominations for Board membership which are recommended by existing directors, officers, or shareholders in accordance with procedures established by the Committee in accordance with the Company’s corporate governance guidelines and applicable law.
(d)	Oversee the process for conducting background checks on new candidates for Board membership, including the process of validating candidate credentials.
(e)	Review any potential conflicts of interest for Board members in the event of a particular member’s change of employment and recommend to the Board the Committee’s belief as to whether that director should continue his or her board service or resign from the Board.
(f)	Establish criteria for the evaluation of existing directors and the reelection or removal of directors based on the needs of the Company.
(g)	Monitor the requirement that Board members shall not serve on more than three other for-profit public company boards in addition to the Company’s Board. Determinations regarding the definition of “for-profit public company board” shall be made by the Committee.

(h)	Review the qualifications, performance and independence of existing Board members and make recommendations to the Board whether they should stand for reelection.
(i)	Recommend to the Board the removal of a director where appropriate.
(j)	Recommend to the Board a slate of nominees for the next annual meeting of shareholders.
(k)	Oversee the orientation process for new directors.

Shareholder Recommendations

The Committee will consider all recommendations for nominations to the Board from any person (or group) who has (or collectively if a group have) held more than 3% of the Company’s voting securities for longer than one year. Shareholders desiring to submit recommendations to the Committee should submit information regarding such recommendation in writing or by electronic mail to the person designated in the proxy statement circulated in advance of each annual meeting of shareholders. Each proxy statement shall set forth the information to be provided either directly in the proxy statement or by reference to the Company’s website. When the required information has been received, the Committee will evaluate the proposed nominee based on the criteria described above, with the principal criteria being the needs of the Company and the qualifications of such proposed nominee to fulfill those needs.

The Committee shall:

(a)	Report regularly to the Board on its activities;
(b)	Maintain minutes of its meetings and records relating to those meetings and the Committee’s activities;
(c)	Have authority to obtain, at the expense of the Company, advice and assistance from search firms and internal or external legal, consulting, or other advisors;
(d)	Form and delegate authority to subcommittees of one or more Committee members when desired and appropriate;
(e)	Review and reassess the adequacy of this Charter annually and recommend to the Board any proposed changes to this Charter; and
(f)	Periodically review the Committee’s own performance.

In performing their responsibilities, Committee members are entitled to rely in good faith on information, opinions, reports or statements prepared or presented by:

(a)	One or more officers or employees of the Company whom the Committee member reasonably believes to be reliable and competent in the matters presented;
(b)	Counsel, independent auditors, or other persons as to matters which the Committee member reasonably believes to be within the professional or expert competence of such person; and
(c)	Other committees of the Board as to matters within their respective designated authority which committee the Committee member reasonably believes to merit confidence.